Exhibit 99.1

Contact:
Scott Shipley
Investor Relations
Lennar Corporation
(305) 485-2054

FOR IMMEDIATE RELEASE

Lennar Reports First Quarter Results

•	Revenues of $574.4 million – down 3%

•	Loss per share of $0.04 – compared to loss per share of $0.98

•	Gross margin on home sales of 19.2%:

•	Improved 1,270 basis points from Q1 2009

•	Improved 810 basis points from Q4 2009

•	Operating margin on home sales of 3.4%:

•	Improved 1,620 basis points from Q1 2009

•	Improved 850 basis points from Q4 2009

•	S,G&A expenses as a % of revenues from home sales of 15.8%:

•	Improved 360 basis points from Q1 2009

•	Improved 40 basis points from Q4 2009

•	Valuation adjustments were $10.1 million – down from $88.5 million

•	Deliveries of 2,004 homes – down 6%

•	New orders of 2,577 homes – up 18%; cancellation rate of 13%

•	Backlog of 2,204 homes – up 34%

•	Rialto Investments, a new reportable segment, invested in opportunities which included:

•	$265 million to acquire portfolios of distressed real estate loans in partnership with the FDIC (of which $22 million was a working capital reserve) and

•	$41 million in a fund formed under the Federal government’s Public-Private Investment Program (“PPIP”)

•	Terminated the Company’s credit facility in February and entered into cash collateralized letter of credit facilities – projected annual savings of approximately $8 million

•	Retired $90.5 million of homebuilding debt primarily with short-term maturities

•	At February 28, 2010, homebuilding cash and cash equivalents, restricted cash and income tax receivables totaled $1,146.5 million

•	Homebuilding and Rialto debt to total capital, net of Homebuilding and Rialto cash and cash equivalents, of 45.9%

(more)

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Miami, March 24, 2010 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its first quarter ended February 28, 2010. First quarter net loss in 2010 was $6.5 million, or $0.04 per diluted share, compared to first quarter net loss of $155.9 million, or $0.98 per diluted share, in 2009.

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “We continue to see that the overall housing market is moving towards stabilization, as more confident homebuyers recognize the increased affordability of homeownership. In the first quarter, this was evidenced by our improved traffic levels, higher backlog, lower cancellation rates and reduced sales incentives.”

Mr. Miller continued, “As we strategically position our company to return to profitability in 2010, our core business continues to improve. Our focus on reducing construction costs combined with lower sales incentives led to a 1,270 basis point improvement in gross margin on homes sales to 19.2%. Additionally, our right-sizing of the business resulted in a 360 basis point improvement in S,G&A expenses as a percentage of home sales to 15.8%, compared to last year. This operational focus allowed us to generate a 3.4% operating margin, which is our highest operating margin in four years.”

“As the results from our core business have improved and our balance sheet liquidity has strengthened, we are well positioned to invest in new opportunities as noted by our first quarter investments. Our new reportable segment, Rialto Investments, partnered with the FDIC to own portfolios of distressed real estate loans and will manage, work through and add value to these portfolios. Rialto Investments also invested in a fund formed under the Federal government’s PPIP, which is focused on acquiring securities backed by real estate loans. In addition to the investments made by our new reportable segment, our homebuilding operations acquired access to well-located homesites through strategic land deals.”

“These investments were partially enabled by the NOL carryback legislation signed into law on November 6, 2009. They have enabled us to add jobs and will continue to do so, achieving the desired effect on job creation and the economy which was intended by the NOL carryback legislation included in the Worker, Homeownership and Business Assistance Act of 2009.”

Mr. Miller concluded, “We are on track with our goal to achieve profitability in fiscal 2010. While it is difficult to predict the potential negative impact from the elimination of the federal homebuyer tax credit, we are optimistic that consumer confidence and current affordability will offset this impact over time. We believe that our core business will continue to improve as we deliver homes from our recent strategic land acquisitions and volume levels increase as the recovery of the housing market continues. We are also optimistic that our recent strategic investments entered into by our Rialto Investments segment will create significant long-term value for our shareholders.”

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RESULTS OF OPERATIONS

THREE MONTHS ENDED FEBRUARY 28, 2010 COMPARED TO

THREE MONTHS ENDED FEBRUARY 28, 2009

Lennar Homebuilding

Revenues from home sales decreased 2% in the first quarter of 2010 to $513.3 million from $522.8 million in 2009. Revenues were lower primarily due to a 7% decrease in the number of home deliveries excluding unconsolidated entities, partially offset by a 6% increase in the average sales price of homes delivered in the first quarter of 2010. New home deliveries, excluding unconsolidated entities, decreased to 1,988 homes in the first quarter of 2010 from 2,136 homes last year. In the first quarter of 2010, new home deliveries were lower compared to the first quarter of 2009 in the Company’s Homebuilding East and Homebuilding Houston segments, partially offset by an increase in deliveries in the Company’s Homebuilding West segment and Homebuilding Other. The average sales price of homes delivered increased to $258,000 in the first quarter of 2010 from $244,000 in the same period last year primarily due to an increase in deliveries in the Company’s Homebuilding West segment, specifically in California. Sales incentives offered to homebuyers as a percentage of home sales revenue improved to 12.5% in the first quarter of 2010, from 17.1% in the first quarter of 2009.

Gross margins on home sales were $98.4 million, or 19.2%, in the first quarter of 2010, compared to gross margins on home sales of $34.2 million, or 6.5%, in the first quarter of 2009, which included $40.8 million of valuation adjustments. Gross margin percentage on home sales improved compared to last year, primarily due to a reduction in valuation adjustments and reduced sales incentives offered to homebuyers as a percentage of revenues from home sales.

Selling, general and administrative expenses were reduced by $20.3 million, or 20%, in the first quarter of 2010, compared to the same period last year, primarily due to a reduction in fixed costs. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 15.8% in the first quarter of 2010, from 19.4% in the first quarter of 2009.

Gross profits on land sales totaled $1.4 million in the first quarter of 2010, compared to losses on land sales of $10.5 million in the first quarter of 2009, which included $0.2 million of valuation adjustments and $10.2 million of write-offs of deposits and pre-acquisition costs related to homesites that were under option.

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Equity in loss from unconsolidated entities was $8.9 million in the first quarter of 2010, compared to equity in loss from unconsolidated entities of $2.9 million in the first quarter of 2009.

Other income (expense), net, totaled $14.2 million in the first quarter of 2010, compared to other income (expense), net, of ($35.8) million in the first quarter of 2009, which included $37.2 million of valuation adjustments to the Company’s investments in unconsolidated entities.

Homebuilding interest expense was $33.2 million in the first quarter of 2010 ($14.3 million was included in cost of homes sold, $0.2 million in cost of land sold and $18.7 million in other interest expense), compared to $17.0 million in the first quarter of 2009 ($4.8 million was included in cost of homes sold, $0.2 million in cost of land sold and $12.0 million in other interest expense). Interest expense increased primarily due to the interest related to the $400 million 12.25% senior notes due 2017 issued during the second quarter of 2009, as well as a reduction in qualifying assets eligible for interest capitalization as a result of a decrease in inventories from prior year.

Net earnings (loss) attributable to noncontrolling interests were ($1.0) million and ($1.7) million, respectively, in the first quarter of 2010 and 2009.

Sales of land, equity in earnings (loss) from unconsolidated entities, other income (expense), net and net earnings (loss) attributable to noncontrolling interests may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Lennar Financial Services

Operating loss for the Lennar Financial Services segment was $0.9 million in the first quarter of 2010, compared to operating earnings of $0.5 million in the first quarter of 2009. The current quarter results were slightly lower due to decreased volume in the segment’s mortgage and title operations.

Rialto Investments

Lennar’s Rialto Investments segment, a new reportable segment, provides advisory services, due-diligence, workout strategies, ongoing asset management services and acquires and monetizes distressed loans and securities portfolios. In February 2010, the Company acquired indirectly 40% managing member equity interests in two limited liability companies (“LLCs”), in partnership with the FDIC, for approximately $243 million (net of transactions costs and a $22 million working capital reserve). The FDIC is retaining a 60% interest and is providing $627 million of non-recourse financing at 0% interest. These LLCs have been consolidated on the Company’s balance sheet and hold two portfolios of real estate loans with a combined unpaid principal balance of approximately $3 billion. The transactions include approximately

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5,500 distressed residential and commercial real estate loans from 22 failed bank receiverships. A subsidiary of the Company, Rialto Capital Advisors, will conduct the day-to-day management and workout of the portfolios.

During the first quarter of 2010, the Company also invested $41 million in a fund formed under the Federal government’s PPIP, which is focused on acquiring securities backed by real estate loans.

The Company has grouped these investments, along with an investment in a service and infrastructure provider to the residential home loan market (the “Servicer”), in its Rialto Investments segment.

Operating loss for the Rialto Investments segment was $1.0 million in the first quarter of 2010, compared to an operating loss of $0.6 million in the first quarter of 2009. During the first quarter of 2010, revenues in this segment were $0.3 million, which primarily consisted of fees earned for PPIP advisory services. Revenue recognition related to the LLCs will commence in the second quarter of 2010, as most of the portfolio of real estate loans acquired in partnership with the FDIC had not been transferred from the FDIC’s existing servicers prior to the end of the Company’s first quarter. During the first quarter of 2010, expenses in this segment were $1.4 million, which consisted of general and administrative expenses primarily related to due-diligence costs and other costs incurred in connection with the acquisition of the portfolio of real estate loans in partnership with the FDIC. This segment also had net $0.1 million of equity in earnings from unconsolidated entities generated by the PPIP and the Servicer.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $4.8 million, or 18%, in the first quarter of 2010, compared to the first quarter of 2009. As a percentage of total revenues, corporate general and administrative expenses decreased to 3.9% in the first quarter of 2010, from 4.6% in the first quarter of 2009, primarily due to reduced professional and personnel costs.

Deferred Tax Asset Valuation Allowance

A reduction of the carrying amounts of deferred tax assets by a valuation allowance is required, if based on available evidence, it is more likely than not that such assets will not be realized. During the three months ended February 28, 2010, the Company generated deferred tax assets of $2.8 million and recorded a non-cash valuation allowance against the entire amount of deferred tax assets generated.

Termination of the Credit Facility

In February 2010, the Company terminated its $1.1 billion senior unsecured revolving credit facility (the “Credit Facility”). The Company had no outstanding borrowings under the Credit Facility and it was only being used to issue letters of credit. The Company determined it would be more cost effective to enter into cash-collateralized letter of credit agreements and has entered into such agreements with two banks with a

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capacity totaling $225 million, of which the Company used $162.7 million as of February 28, 2010. The Company expects to save over $8 million annually as a result of terminating the Credit Facility and entering into more cost effective cash-collateralized letter of credit agreements.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2009. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Wednesday, March 24, 2010. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3287 and entering 5723593 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Operational Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended February 28,
	2010	2009

Revenues:
Lennar Homebuilding	$520,776	529,034
Lennar Financial Services	53,365	64,029
Rialto Investments	301	—

Total revenues	$574,442	593,063

Lennar Homebuilding operating earnings (loss)	$5,455	(128,276)
Lennar Financial Services operating earnings (loss)	(901)	492
Rialto Investments operating loss	(959)	(556)
Corporate general and administrative expenses	(22,640)	(27,475)

Loss before income taxes	(19,045)	(155,815)
Benefit (provision) for income taxes	11,572	(1,848)

Net loss including net earnings (loss) attributable to noncontrolling interests	(7,473)	(157,663)
Less: Net earnings (loss) attributable to noncontrolling interests	(950)	(1,734)

Net loss (1)	$(6,523)	(155,929)

Basic and diluted average shares outstanding	182,660	158,621

Basic and diluted loss per share	$(0.04)	(0.98)

Supplemental information:
Interest incurred (2)	$45,872	38,504

EBIT (3):
Net loss	$(6,523)	(155,929)
(Benefit) provision for income taxes	(11,572)	1,848
Interest expense	33,199	16,984

EBIT	$15,104	(137,097)

(1)	Amount represents the net loss attributable to Lennar.
(2)	Amount represents interest incurred related to homebuilding debt.
(3)	EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company’s operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this Non-GAAP measure only to supplement the Company’s GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES

Segment Information

(In thousands)

(unaudited)

	Three Months Ended February 28,
	2010	2009

Lennar Homebuilding revenues:
Sales of homes	$513,348	522,758
Sales of land	7,428	6,276

Total revenues	520,776	529,034

Lennar Homebuilding costs and expenses:
Cost of homes sold	414,972	488,576
Cost of land sold	6,075	16,806
Selling, general and administrative	80,918	101,177

Total costs and expenses	501,965	606,559

Lennar Homebuilding operating margins	18,811	(77,525)
Equity in loss from unconsolidated entities	(8,894)	(2,917)
Other income (expense), net	14,203	(35,805)
Other interest expense	(18,665)	(12,029)

Lennar Homebuilding operating earnings (loss)	$5,455	(128,276)

Lennar Financial Services revenues	$53,365	64,029
Lennar Financial Services costs and expenses	54,266	63,537

Lennar Financial Services operating earnings (loss)	$(901)	492

Rialto Investments revenues	$301	—
Rialto Investments costs and expenses	1,403	556
Rialto Investments equity in earnings from unconsolidated entities	143	—

Rialto Investments operating loss	$(959)	(556)

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog

(Dollars in thousands)

(unaudited)

	At or for the Three Months Ended
	February 28, 2010		February 28, 2009
	Homes	Dollar Value	Homes	Dollar Value
Deliveries:
East	609	$138,693	794	$178,372
Central	317	65,775	315	61,902
West	448	175,330	409	148,116
Houston	346	73,827	405	78,620
Other	284	72,522	219	63,373

Total	2,004	$526,147	2,142	$530,383

Of the total home deliveries listed above, 16 homes with a dollar value of $12.8 million represent deliveries from unconsolidated entities for the three months ended February 28, 2010, compared to 6 home deliveries with a dollar value of $7.6 million for the three months ended February 28, 2009.

New Orders:
East	970	$211,363	716	$155,281
Central	416	84,979	366	72,846
West	454	163,357	491	161,676
Houston	388	82,552	395	74,069
Other	349	86,357	222	59,464

Total	2,577	$628,608	2,190	$523,336

Of the total new orders listed above, 9 homes with a dollar value of $8.0 million represent new orders from unconsolidated entities for the three months ended February 28, 2010, compared to 8 new orders with a dollar value of $4.9 million for the three months ended February 28, 2009.

Backlog:
East	1,043	$251,205	711	$180,785
Central	266	55,141	174	35,395
West	342	132,341	329	122,260
Houston	291	69,560	259	53,168
Other	262	73,291	174	58,513

Total	2,204	$581,538	1,647	$450,121

Of the total homes in backlog listed above, 2 homes with a backlog dollar value of $2.5 million represent the backlog from unconsolidated entities at February 28, 2010, compared to 9 homes with a backlog dollar value of $9.3 million at February 28, 2009.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:

East:	Florida, Maryland, New Jersey and Virginia

Central:	Arizona, Colorado and Texas (1)

West:	California and Nevada

Houston:	Houston, Texas

Other:	Georgia, Illinois, Minnesota, North Carolina and South Carolina

(1)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

(unaudited)

	February 28, 2010	November 30, 2009 (1)	February 28, 2009 (1)

Lennar Homebuilding and Rialto debt	$3,309,834	2,761,352	2,574,115
Total equity	2,978,364	2,588,014	2,631,647

Total capital	$6,288,198	5,349,366	5,205,762

Lennar Homebuilding and Rialto debt to total capital	52.6%	51.6%	49.4%

Lennar Homebuilding and Rialto debt	$3,309,834	2,761,352	2,574,115
Less: Lennar Homebuilding and Rialto cash and cash equivalents	786,386	1,330,603	1,099,864

Net Lennar Homebuilding and Rialto debt	$2,523,448	1,430,749	1,474,251

Net Lennar Homebuilding and Rialto debt to total capital (2)	45.9%	35.6%	35.9%

(1)	The Company’s Rialto Investments segment did not have cash or debt prior to the first quarter of 2010.
(2)	Net Lennar Homebuilding and Rialto debt to total capital consists of net Lennar Homebuilding and Rialto debt (Lennar Homebuilding and Rialto debt less Lennar Homebuilding and Rialto cash and cash equivalents) divided by total capital (net Lennar Homebuilding and Rialto debt plus total equity).